                                                                     NEWS RELEASE
Corporate Offices:
1328 Racine Street
Racine, WI  53403

FOR IMMEDIATE RELEASE

Contact: Jeffrey S. Knutson
(262) 638-4242

Malcolm Moore Joins Twin Disc as Executive Vice President, Operations

RACINE, WISCONSIN—July 1, 2015—Twin Disc, Inc. (NASDAQ: TWIN), today announced that after an extensive search, Malcolm (Mac) Moore, 64, joins Twin Disc as Executive Vice President, Operations effective July 1, 2015.  In his new role as Executive Vice President, Operations, Mr. Moore will be responsible for overseeing the Company's global manufacturing, as well as its sales/marketing functions.

“Mac brings an extensive skill set in marine, industrial, and international markets to Twin Disc and we are fortunate to secure such a qualified candidate,” stated John H. Batten, President and Chief Executive Officer.  “Mac is a proven business leader.  As a former director of Twin Disc, Mac has provided me valuable counsel over the years.  Mac recently became available to work full-time for Twin Disc following the sale of his former company, and I am thrilled that he accepted our offer.  Mac’s addition further strengthens our management team, allowing us to continue to develop and to implement our global strategy, and I look forward to working with him in this new capacity.”

Mr. Moore has over 25 years of leadership experience managing international manufacturing and distribution businesses.  From 2011 to 2015, he held various positions including Chairman, President and CEO of Fort Atkinson, Wisconsin based Digi-Star, LLC, a leading global supplier of electronic components and software used in precision agriculture.  From 1999 to 2010, Mr. Moore held various positions including Executive Vice President and COO, President and COO, and President and CEO of West Bend, Wisconsin based Gehl Company, a publicly owned manufacturer and distributor of equipment used in construction and agriculture markets.  He serves on the Board of Directors of AG Growth International and Freightcar America, Inc.

Mr. Moore resigned his position as Director of Twin Disc in order to accept this opportunity.

Mr. Moore received an MBA from Northwestern University’s Kellogg School of Management and a BSBA from American University, with a major in International Business.

Twin Disc, Inc. designs, manufactures and sells marine and heavy-duty off-highway power transmission equipment.  Products offered include: marine transmissions, surface drivers, propellers and boat management systems, as well as power-shift transmissions, hydraulic torque converters, power take-offs, industrial clutches and control systems.  The Company sells its products to customers primarily in the pleasure craft, commercial and military marine markets, as well as in the energy and natural resources, government and industrial markets.  The Company’s worldwide sales to both domestic and foreign customers are transacted through a direct sales force and a distributor network.

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